Exhibit 2.1
AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT
by and among
Cash America International, Inc.,
The Check Giant, LLC,
the Subsidiaries of The Check Giant, LLC set forth on the signature pages hereto
and
the Members of The Check Giant, LLC

September 15, 2006

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT
     This Amendment No. 1 to Asset Purchase Agreement (the “Amendment”) is made as of September 15, 2006, by and among Cash America International, Inc., a Texas corporation (the “Purchaser”), The Check Giant, LLC, a Delaware limited liability company (“TCG”), each of the subsidiaries of TCG set forth on the signature pages to this Amendment (each, a “Subsidiary” and, together with TCG, the “Sellers”), and the members of TCG set forth on the signature pages to this Amendment (collectively, the “Members”).
     The parties hereto have entered into the Asset Purchase Agreement, dated as of July 9, 2006 (the “Purchase Agreement”), by and among the Purchaser and the Sellers and the Members.
     The parties hereto desire to amend the Purchase Agreement to provide for the sale of all of the membership and other equity interests of CashNetUSA CO, LLC, The Check Giant NM, LLC and CashNetUSA OR, LLC (the “Transferred Subsidiaries”) and to make certain representations and warranties in connection therewith and to amend and restate Exhibit B — EBITDA Calculation Method.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Definitions; Interpretation. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Purchase Agreement. This Amendment shall be construed and interpreted according to the rules of construction and interpretation set forth in the Purchase Agreement. All references in the Purchase Agreement to “the Agreement” shall be deemed to be references to the Purchase Agreement as amended hereby.
     Section 2. Amendment. The Purchase Agreement is hereby amended as follows:
     Section 2.1. Section 2.1 of the Purchase Agreement is hereby amended by deleting the word “and” at the end of Section 2.1(k) and by deleting the period at the end of Section 2.1(l) and inserting in lieu thereof a semi-colon. Section 2.1 of the Purchase Agreement is hereby further amended by adding the following Section 2.1(m):
     (m) all membership and other equity interests in CashNetUSA CO, LLC, The Check Giant NM, LLC and CashNetUSA OR, LLC (the “Transferred Subsidiaries”) and all rights and obligations under the certificate of formation and operating agreement of each such Transferred Subsidiary, provided that all Excluded Assets and Excluded Liabilities held by such Transferred Subsidiaries shall be transferred to, and retained by, TCG as of the Closing without any further action or deed.
     Section 2.2. Section 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (a) originals of the corporate or company seals, certificate of incorporation, certificate of formation, operating agreement, bylaws or other governing documents, minute books, stock or membership interest records, tax returns and similar company records having to do with the organization of the Sellers other than the Transferred Subsidiaries;

     Section 2.3. Section 2.2(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (b) all shares of the capital stock or other ownership interests of any Seller other than the Transferred Subsidiaries;
     Section 2.4. Section 2.9(a)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (ii) one or more bills of sale in the form of Exhibit D (the “Bills of Sale”) executed by the Sellers and the assignments of membership interests in the form of Exhibit D-1 (the “Membership Interest Assignments”) executed by TCG and any of the applicable Sellers with respect to the membership interests of the Transferred Subsidiaries.”
     Section 2.5. Section 2.9(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (iii) the Bill(s) of Sale, the Membership Interest Assignments, the Assignment and Assumption Agreement(s) and the other assignments, if any, under Section 2.9(a)(iv) and (v) that call for a signature by the Purchaser; and
     Section 2.6. The Purchase Agreement is hereby amended to add an Exhibit D-1 in the form set forth on Exhibit D-1 attached hereto.
     Section 2.7. Exhibit B of the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.
     Section 2.8. Section 2.5(c) is hereby amended to add the words “6:00, p.m., Central time of” after the words “on or before” and before the words “the Closing Date” in the first sentence thereof.
     Section 2.9. Section 2.8 is hereby amended to add the following sentence at the end thereof: “The effective time for the transfer of the business of the Sellers shall be 6:00 p.m., Central time, on the Closing Date.”
     Section 3. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Purchaser that except as set forth in the Sellers Supplemental Disclosure Schedule:
     (a) Each Seller has all requisite power and authority to execute and deliver this Amendment and to perform such Seller’s obligations under this Amendment. The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Seller. This Amendment has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     (b) Each Member has all requisite power, authority and capacity to execute and deliver this Amendment and to perform such Member’s obligations under this Amendment. The

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execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of the Members. This Amendment has been duly executed and delivered by each Member and constitutes the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     (c) Neither the execution and delivery of this Amendment, nor the consummation or performance of the transactions contemplated by this Amendment, will directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of any Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of formation, operating agreement or other comparable governing document of each Seller or any resolution adopted by the board of directors, managers or members of such Seller, (ii) any Governmental Authorization or Contract to which any Seller or any Member is a party or by which any Seller or any Member is bound or to which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to any Seller or any Member or any of their respective properties or assets; or require any Seller or any Member to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
     (d) Section 3(d) of the Sellers Supplemental Disclosure Schedule sets forth a complete and accurate list of all states in which each Seller possesses a Governmental Authorization to make Consumer Loans in such state, all states in which each Seller has ever made a Consumer Loan and the dates on which such Seller commenced and ceased (if applicable) making Consumer Loans in such state.
     (e) Section 3(e) of the Sellers Supplemental Disclosure Schedule sets forth a complete and accurate list of all states in which each Transferred Subsidiary has ever owned or possessed real property or Tangible Personal Property or has had employees or agents present in such state to solicit or conduct business.
     (f) Attached as Section 3(f) of the Sellers Supplemental Disclosure Schedule are complete and accurate copies of all Consumer Loans, Documents and Files ever used by each Transferred Subsidiary.
     (g) Section 3(g) of the Sellers Supplemental Disclosure Schedule sets forth monthly financial performance data for each of the Transferred Subsidiaries since inception, including Consumer Loan volumes and revenue.
     (h) Attached as Section 3(h) of the Sellers Supplemental Disclosure Schedule are complete and accurate copies of all Tax Returns filed by each of the Transferred Subsidiaries.
     (i) None of the Transferred Subsidiaries have ever engaged in a merger, consolidation, sale of all or substantially all assets, stock or other equity purchase or other business combination transaction with, or assumed, guaranteed or otherwise become responsible

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for any Liability of, any other Person, whether by agreement or by operation of Law, other than TCG.
     (j) Attached as Section 3(j) of the Sellers Supplemental Disclosure Schedule are complete and accurate copies of all complaints from customers, potential customers or any Governmental Authority received by each of the Transferred Subsidiaries as they relate to marketing, application, origination, evaluation, underwriting, making, disbursement, administration or collection of Consumer Loans.
     (k) Attached as Section 3(k) of the Sellers Supplemental Disclosure Schedule are complete and accurate copies of all examinations, inspections, reports or correspondence of any Governmental Authority with respect to each of the Transferred Subsidiaries.
     (l) Attached as Section 3(l) of the Sellers Supplemental Disclosure Schedule are complete and accurate copies of all documents related to any Proceedings, whether pending, resolved, abandoned or otherwise, involving any of the Transferred Subsidiaries.
     Section 4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers that the Purchaser has all requisite power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment. The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of the Purchaser. This Amendment has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     Section 5. Entire Agreement; Ratification. This Amendment (including the attached Exhibits and Schedules) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Amendment. Except as modified or supplemented hereby, the Purchase Agreement will continue in full force and effect and is hereby ratified, adopted and approved in every respect. Each party to this Amendment acknowledges and agrees that, as modified or supplemented hereby, the Purchase Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     Section 6. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of principles of conflicts of laws.

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     Section 7. Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Amendment is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
[Signature page follows]

     The parties have executed and delivered this Amendment as of the date indicated in the first sentence of this Amendment.

CASH AMERICA INTERNATIONAL, INC.
By:	/s/ Daniel R. Feehan
Daniel R. Feehan
President

SELLERS: THE CHECK GIANT, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA AK, LLC
CASHNETUSA AL, LLC
CASHNETUSA AZ, LLC
CASHNETUSA CA, LLC
CASHNETUSA CO, LLC
CASHNETUSA CSO, LLC
CASHNETUSA DE, LLC
CASHNETUSA FL, LLC
CASHNETUSA IA, LLC
CASHNETUSA ID, LLC
CASHNETUSA IL, LLC
CASHNETUSA IN, LLC
CASHNETUSA KS, LLC
CASHNETUSA LA, LLC
CASHNETUSA MI, LLC
CASHNETUSA MO, LLC
CASHNETUSA ND, LLC
CASHNETUSA NH, LLC
CASHNETUSA NM, LLC
CASHNETUSA NV, LLC
CASHNETUSA OH, LLC
CASHNETUSA OK, LLC
CASHNETUSA OR, LLC
CASHNETUSA RI, LLC
CASHNETUSA SD, LLC
CASHNETUSA UT, LLC
CASHNETUSA VA, LLC
CASHNETUSA WA, LLC
CASHNETUSA WI, LLC
CASHNETUSA WY, LLC
THE CHECK GIANT NM, LLC
CASHNETUSA MS, LLC

By:	THE CHECK GIANT, LLC
Its: Manager

By:	/s/ David Shorr
David Shorr
Manager

MEMBERS:

SK HOLDINGS, LLC By: SHR Management, LLC Its: Manager

By:	/s/ David Shorr

David Shorr
Manager

ALG INTERNATIONAL, LLC

By:	/s/ Albert Goldstein

Albert Goldstein Manager

GLOBAL CASH ADVANCE, LLC

By:	/s/ David Shorr

David Shorr Manager

CHECK GIANT HOLDCO, LLC

By:	/s/ David Shorr

David Shorr Manager

KNIGHT INVESTORS, LLC

By:	/s/ David Shorr

David Shorr Manager